Exhibit 12.1


Computation of Ratio of Earnings to Fixed Charges

                                   Three Months Ended March 31,                       Years Ended December 31,
                                ------------------------------------  --------------------------------------------------
                                   2004         2003         2003        2002         2001         2000         1999
                                ----------  -----------  -----------  ----------- -----------   -----------  -----------
Earnings:
  Income before income taxes    $  11,749    $  18,605    $ 48,766    $ (13,481)   $  19,076    $  (7,782)   $  (3,470)
  and before cumulative
  effect of change in
  accounting principle
  Fixed charges                     3,754        2,015      14,982       11,791        2,312       15,549        3,379
  Dividends                            --           --      (4,050)      (4,019)          --       (7,895)          --
  Interest capitalized                 --           --          --           --           --           --         (302)
                                ----------  -----------  -----------  ----------- -----------   -----------  -----------
                                   15,503       20,620      59,698       (5,709)      21,388         (128)        (393)
 Fixed charges:
  Interest expense                  3,574        1,821      10,174        6,988        1,916        7,438        2,947
  Dividends                            --           --       4,050        4,019           --        7,895           --
  Interest capitalized                 --           --          --           --           --           --          302
  Estimate of interest in
  rent expense                        180          194         758          784          396          216          130
                                ----------  -----------  -----------  ----------- -----------   -----------  -----------
                                $   3,754    $   2,015    $ 14,982    $  11,791    $   2,312    $  15,549    $   3,379
Ratio of earnings to fixed
charges                              4.13        10.23        3.98        --(1)         9.25        --(1)        --(1)


______________________


(1) For the years ended December 31, 2002, 2000 and 1999, the ratio of earnings to fixed charges was less than a one-to-one coverage due to a deficiency of $17.5 million, $15.7 million and $13.8 million, respectively. For the indicated periods there were no preferred stock dividends declared or paid by our subsidiaries.